Exhibit 99.1

Assured Guaranty Corp.

Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2019

Assured Guaranty Corp.

Index to Condensed Consolidated Financial Statements

March 31, 2019

Assured Guaranty Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in millions except par value and share amounts)

	As of March 31, 2019	As of December 31, 2018
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,728 and $2,743)	$2,931	$2,907
Short-term investments, at fair value	111	126
Other invested assets	2	2
Equity method investments	240	234
Total investment portfolio	3,284	3,269
Cash	12	31
Premiums receivable, net of commissions payable	192	199
Ceded unearned premium reserve	209	221
Reinsurance recoverable on unpaid losses	170	171
Salvage and subrogation recoverable	218	214
Financial guaranty variable interest entities’ assets, at fair value	98	101
Other assets	241	252
Total assets	$4,424	$4,458
Liabilities and shareholder's equity
Unearned premium reserve	$934	$982
Loss and loss adjustment expense reserve	404	386
Note payable to affiliate	300	300
Credit derivative liabilities	203	182
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	104	108
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	1	1
Other liabilities	162	170
Total liabilities	2,108	2,129
Commitments and contingencies (see Note 13)
Preferred stock ($1,000 par value, 200,004 shares authorized; 0 issued and outstanding)	—	—
Common stock (495,559 shares authorized, $915.05 par value, 16,393 shares issued and outstanding in 2019 and 2018)	15	15
Additional paid-in capital	842	842
Retained earnings	1,285	1,333
Accumulated other comprehensive income, net of tax of $32 and $24	174	139
Total shareholder's equity	2,316	2,329
Total liabilities and shareholder's equity	$4,424	$4,458

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended March 31,
	2019	2018
Revenues
Net earned premiums	$30	$41
Net investment income	34	33
Net realized investment gains (losses)	—	(1)
Net change in fair value of credit derivatives	(18)	29
Fair value gains (losses) on committed capital securities	(4)	(1)
Other income (loss)	4	3
Total revenues	46	104
Expenses
Loss and loss adjustment expenses	41	1
Interest expense on note payable to affiliate	3	3
Other expenses	18	15
Total expenses	62	19
Income (loss) before income taxes and equity in net earnings of investees	(16)	85
Equity in net earnings of investees	1	—
Income (loss) before income taxes	(15)	85
Provision (benefit) for income taxes	(5)	16
Equity in after-tax net earnings of Municipal Assurance Holdings Inc.	4	7
Net income (loss)	$(6)	$76

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(6)	$76
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of$9 and $(8)	40	(41)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(1) and $0	(5)	3
Change in net unrealized gains (losses) on investments	35	(38)
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse resulting from a change in the instrument-specific credit risk, net of tax	—	—
Other comprehensive income (loss)	35	(38)
Comprehensive income (loss)	$29	$38

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)
For the Three Months Ended March 31, 2019

	Assured Guaranty Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2018	16,393	$15	$842	$1,333	$139	$2,329
Net loss	—	—	—	(6)	—	(6)
Dividends	—	—	—	(42)	—	(42)
Other comprehensive income	—	—	—	—	35	35
Balance at March 31, 2019	16,393	$15	$842	$1,285	$174	$2,316

For the Three Months Ended March 31, 2018

	Assured Guaranty Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2017	20,834	$15	$1,042	$1,253	$208	$2,518
Net income	—	—	—	76	—	76
Dividends	—	—	—	(52)	—	(52)
Common stock repurchases (see Note 15)	(4,441)	—	(200)	—	—	(200)
Other comprehensive loss	—	—	—	—	(38)	(38)
Effect of adoption of ASU 2016-01 (see Note 15)	—	—	—	5	(5)	—
Balance at March 31, 2018	16,393	$15	$842	$1,282	$165	$2,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Three Months Ended March 31,
	2019	2018
Net cash flows provided by (used in) operating activities	$(29)	$84
Investing activities
Fixed-maturity securities:
Purchases	(82)	(129)
Sales	102	226
Maturities	17	38
Short-term investments with original maturities of over three months:
Purchases	(9)	—
Maturities	—	1
Net sales (purchases) of short-term investments with original maturities of less than three months	24	6
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	6	6
Other	—	1
Net cash flows provided by (used in) investing activities	58	149
Financing activities
Dividends paid	(42)	(52)
Net paydowns of financial guaranty variable interest entities’ liabilities	(6)	(7)
Repurchases of common stock	—	(200)
Net cash flows provided by (used in) financing activities	(48)	(259)
Effect of foreign exchange rate changes	—	—
Increase (decrease) in cash and restricted cash	(19)	(26)
Cash and restricted cash at beginning of period (see Note 9)	31	46
Cash and restricted cash at end of period (see Note 9)	$12	$20
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$—	$(5)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Notes to Condensed Consolidated Financial Statements (unaudited)

March 31, 2019

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of March 31, 2019 and cover the three-month period ended March 31, 2019 (First Quarter 2019) and the three-month period ended March 31, 2018 (First Quarter 2018). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The presentation of cash flow amounts related to short-term investments was changed during the fourth quarter of 2018 to reflect cash flows on a gross, rather than a net, basis. Certain prior year balances have been reclassified to conform to the current year's presentation.

The unaudited interim condensed consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 12, 2018, filed with the U.S. Securities and Exchange Commission (SEC).

AGC owns 39.3% of Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC's affiliate, Assured Guaranty Municipal Corp. (AGM), owns the remaining 60.7% of MAC Holdings. MAC Holdings owns 100% of Municipal Assurance Corp. (MAC), domiciled in New York.

Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). This ASU did not have a material effect on the Company's consolidated financial statements.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU was adopted on January 1, 2019, with no effect on the Company's condensed consolidated financial statements.

Future Application of Accounting Standards

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets and off-balance sheet exposures (e.g., reinsurance recoverables, premium receivables, held-to- maturity debt securities, and loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment. The allowance may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, such as the Company's loss mitigation securities. That new model would require the recognition of an initial allowance for credit losses, which is added to the purchase price.

                The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. Early adoption of the amendments is permitted. The Company does not plan to early adopt this ASU. The Company is evaluating the effect that this ASU will have on its financial statements.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not impact the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

2.	Ratings

     The financial strength ratings (or similar ratings) for AGC and MAC, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGC periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P)	Kroll Bond Rating Agency	Moody’s Investors Service, Inc. (Moody’s)
AGC	AA (stable) (6/26/18)	AA (stable) (11/30/18)	(1)
MAC	AA (stable) (6/26/18)	AA+ (stable) (7/12/18)	—
____________________

(1)	AGC requested that Moody’s withdraw its financial strength ratings of AGC in January 2017, but Moody’s denied that request. Moody’s continues to rate AGC A3 (stable).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings (or similar ratings) of AGC in the future or cease to rate AGC, either voluntarily or at the request of AGC.

For a discussion of the effects of rating actions on the Company, see Note 5, Contracts Accounted for as Insurance, and Note 12, Reinsurance.

3.	Outstanding Exposure

The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired or reinsured portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer. The second-to-pay insured par outstanding as of both March 31, 2019 and December 31, 2018 was $3.0 billion. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction are both BIG and/or not rated was $73 million and $76 million as of March 31, 2019 and December 31, 2018, respectively.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of March 31, 2019 and December 31, 2018, the Company excluded $682 million and $688 million, respectively, of net par attributable to loss mitigation securities, and other loss mitigation strategies (which are mostly BIG).

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	March 31, 2019	December 31, 2018	March 31, 2019	December 31, 2018
	(in millions)
Public finance	$58,597	$63,368	$33,640	$35,575
Structured finance	7,130	6,978	4,915	5,044
Total financial guaranty	$65,727	$70,346	$38,555	$40,619

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$19	0.1%	$794	16.1%	$653	16.3%	$134	28.4%	$1,600	6.2%
AA	3,135	19.2	191	3.9	1,457	36.3	1	0.2	4,784	18.5
A	6,527	39.9	932	18.9	698	17.4	143	30.2	8,300	32.2
BBB	4,857	29.6	2,880	58.4	501	12.4	195	41.2	8,433	32.7
BIG	1,831	11.2	133	2.7	705	17.6	—	0.0	2,669	10.4
Total net par outstanding	$16,369	100.0%	$4,930	100.0%	$4,014	100.0%	$473	100.0%	$25,786	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$19	0.1%	$778	15.9%	$639	15.7%	$136	23.8%	$1,572	5.7%
AA	3,092	17.3	187	3.8	1,438	35.5	41	7.2	4,758	17.4
A	7,883	44.1	916	18.6	726	17.9	142	24.8	9,667	35.3
BBB	5,044	28.2	2,887	58.9	519	12.8	253	44.2	8,703	31.7
BIG	1,839	10.3	137	2.8	736	18.1	—	—	2,712	9.9
Total net par outstanding	$17,877	100.0%	$4,905	100.0%	$4,058	100.0%	$572	100.0%	$27,412	100.0%

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $3.9 million of gross par as of March 31, 2019, none of which remained outstanding as of the date of this filing. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of March 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$249	$300	$1,282	$1,831	$16,369
Non-U.S. public finance	133	—	—	133	4,930
Public finance	382	300	1,282	1,964	21,299
Structured finance:
U.S. residential mortgage-backed securities (RMBS)	156	56	481	693	1,327
Life insurance transactions	—	—	—	—	300
Other structured finance	2	4	6	12	2,860
Structured finance	158	60	487	705	4,487
Total	$540	$360	$1,769	$2,669	$25,786

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$252	$305	$1,282	$1,839	$17,877
Non-U.S. public finance	89	48	—	137	4,905
Public finance	341	353	1,282	1,976	22,782
Structured finance:
U.S. RMBS	83	163	478	724	1,399
Life insurance transactions	—	—	—	—	330
Other structured finance	2	8	2	12	2,901
Structured finance	85	171	480	736	4,630
Total	$426	$524	$1,762	$2,712	$27,412

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of March 31, 2019

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$474	$66	$540	80	6	86
Category 2	357	3	360	25	1	26
Category 3	1,708	61	1,769	113	8	121
Total BIG	$2,539	$130	$2,669	218	15	233

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2018

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$360	$66	$426	78	6	84
Category 2	520	4	524	33	1	34
Category 3	1,699	63	1,762	115	8	123
Total BIG	$2,579	$133	$2,712	226	15	241
 ____________________

(1)	Includes VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.6 billion net par as of March 31, 2019, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

On November 30, 2015 and December 8, 2015, the former governor of Puerto Rico (Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

The Company also participates in mediation and negotiations relating to its Puerto Rico exposure.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of March 31, 2019, the Company had $301 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 9, 2019, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $13.7 billion that would be available for debt service over the six-year forecast period ending 2024. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net cumulative primary budget deficit through 2049, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

Puerto Rico Public Buildings Authority (PBA). As of March 31, 2019, the Company had $142 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of March 31, 2019, the Company had $495 million insured net par outstanding of PRHTA (transportation revenue) bonds and $84 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 29, 2018, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

PRCCDA. As of March 31, 2019, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

PRIFA. As of March 31, 2019, the Company had $15 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of March 31, 2019, the Company had $72 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.

On August 1, 2018, the Oversight Board certified a revised fiscal plan for PREPA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

PRASA. As of March 31, 2019, the Company had $284 million of insured net par outstanding of PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full. On August 1, 2018, the Oversight Board certified a revised fiscal plan for PRASA.

MFA. As of March 31, 2019, the Company had $40 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

U of PR. As of March 31, 2019, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Recovery Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the United States Bankruptcy Code (Bankruptcy Code); (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA Bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver, and a hearing was scheduled for May

2019. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution, and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which may resolve certain similar issues.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that the members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 6, 2019, the First Circuit denied the request to stay the effectiveness of its ruling pending final disposition by the U.S. Supreme Court and instead extended the stay of the effectiveness of its ruling to July 15, 2019. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than Puerto Rico Sales Tax Financing Corporation) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings.

In addition, AGM and AGC are named in litigation regarding Puerto Rico described under Note 13, Commitments and Contingencies.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	March 31, 2019	December 31, 2018	March 31, 2019	December 31, 2018
	(in millions)
Exposure to Puerto Rico	$1,939	$1,939	$3,245	$3,295

Puerto Rico
Net Par Outstanding

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$301	$301
PBA	142	142
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	495	495
PRHTA (Highways revenue) (1)	84	84
PRCCDA	152	152
PRIFA	15	15
Other Public Corporations
PREPA (1)	72	72
PRASA	284	284
MFA	40	40
U of PR	1	1
Total net exposure to Puerto Rico	$1,586	$1,586
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of March 31, 2019

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2019 (April 1 - June 30)	$—	$—
2019 (July 1 - September 30)	68	107
2019 (October 1 - December 31)	—	—
Subtotal 2019	68	107
2020	118	195
2021	54	125
2022	35	104
2023	40	107
2024-2028	348	645
2029-2033	250	463
2034-2038	381	498
2039-2043	93	154
2044-2047	199	229
Total	$1,586	$2,627

Exposure to the U.S. Virgin Islands

As of March 31, 2019, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $2 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $9 million BIG USVI net par consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

4.	Expected Loss to be Paid

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model (insurance, derivative or VIE).

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses, and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.87% with a weighted average of 2.50% as of March 31, 2019 and 0.00% to 3.06% with a weighted average of 2.75% as of December 31, 2018. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.0% and 1.1% of the total as of March 31, 2019 and December 31, 2018, respectively.

Net Expected Loss to be Paid
Roll Forward

	First Quarter
	2019	2018
	(in millions)
Net expected loss to be paid, beginning of period	$354	$224
Economic loss development (benefit) due to:
Accretion of discount	2	1
Changes in discount rates	—	7
Changes in timing and assumptions	25	(13)
Total economic loss development (benefit)	27	(5)
Net (paid) recovered losses	(29)	84
Net expected loss to be paid, end of period	$352	$303

Net Expected Loss to be Paid
Roll Forward by Sector
First Quarter 2019

	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2019
	(in millions)
Public finance:
U.S. public finance	$314	$39	$(34)	$319
Non-U.S. public finance	4	—	—	4
Public finance	318	39	(34)	323
Structured finance:
U.S. RMBS	123	(15)	2	110
Other structured finance	(87)	3	3	(81)
Structured finance	36	(12)	5	29
Total	$354	$27	$(29)	$352

Net Expected Loss to be Paid
Roll Forward by Sector
First Quarter 2018

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2018
	(in millions)
Public finance:
U.S. public finance	$444	$(1)	$(35)	$408
Non-U.S. public finance	5	—	—	5
Public finance	449	(1)	(35)	413
Structured finance:
U.S. RMBS	(111)	1	116	6
Other structured finance	(114)	(5)	3	(116)
Structured finance	(225)	(4)	119	(110)
Total	$224	$(5)	$84	$303
___________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The tables above include (1) loss adjustment expenses (LAE) paid of $3 million and $2 million for First Quarter 2019 and 2018, respectively, and (2) expected LAE to be paid of $11 million as of March 31, 2019 and $13 million as of December 31, 2018.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of March 31, 2019	As of December 31, 2018	First Quarter 2019	First Quarter 2018
	(in millions)
Insurance	$352	$349	$30	$(11)
Financial guaranty VIEs (FG VIEs) (see Note 8)	6	7	(1)	(1)
Credit derivatives (see Note 7)	(6)	(2)	(2)	7
Total	$352	$354	$27	$(5)

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.6 billion net par as of March 31, 2019, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

The Company had approximately $18 million of net par exposure as of March 31, 2019 to bonds issued by Parkway East Public Improvement District (District), which is located in Madison County, Mississippi (the County). The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full.

The Company projects its total net expected loss across its troubled U.S. public finance exposures as of March 31, 2019 including those mentioned above, to be $319 million, compared with a net expected loss of $314 million as of December 31, 2018. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At March 31, 2019, that credit was $243 million compared with $224 million at December 31, 2018. The economic loss development for U.S. public finance transactions for First Quarter 2019 was $39 million, which was primarily attributable to Puerto Rico exposures.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

As of March 31, 2019, the Company had a net R&W receivable of $21 million from R&W counterparties, compared with a net R&W receivable of $25 million as of December 31, 2018.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	First Quarter
	2019	2018
	(in millions)
First lien U.S. RMBS	$(7)	$2
Second lien U.S. RMBS.	(8)	(1)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	March 31, 2019	December 31, 2018
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	30	30
Option ARM	35	35
Subprime	40	40
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	45	45
90+ Days Delinquent
Alt-A and Prime	50	50
Option ARM	55	55
Subprime	50	50
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	60	60
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 4.25 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of March 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.0% - 10.4%	3.9%	1.2% - 10.3%	3.9%
Final CDR	0.0% - 0.5%	0.2%	0.1% - 0.5%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%
Option ARM
Plateau CDR	2.1% - 6.5%	5.2%	1.8% - 6.8%	5.2%
Final CDR	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	70%		70%
Subprime
Plateau CDR	3.2% - 13.0%	6.4%	3.2% - 11.5%	6.3%
Final CDR	0.2% - 0.7%	0.3%	0.2% - 0.6%	0.3%
Initial loss severity:
2005 and prior	80%		80%
2006	75%		75%
2007+	95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2018.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of March 31, 2019 and December 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $112 million and $119 million as of March 31, 2019 and December 31, 2018, respectively. The $7 million economic benefit in First Quarter 2019 for first lien U.S. RMBS was primarily attributable to higher excess spread mainly on certain transactions with insured floating rate debt linked to London Interbank Offered Rate (LIBOR) supported by large portions of fixed rate assets (either originally fixed or modified to be fixed). The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2019 as it used as of December 31, 2018, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $14 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $5 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2018.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, in 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of March 31, 2019 that it will generally recover only 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries assumed to come in over time. This is the same assumption used as of December 31, 2018. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate.  In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes future recoveries of 10% of the balance of the charged off loans where the second lien is still intact. The Company assumes the recoveries are received evenly over the next five years, although actual recoveries will vary. The Company evaluates its assumptions periodically based on actual recoveries of charged off loans.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2018. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the likely amount of losses the collateral will suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $2 million as of March 31, 2019 and total expected loss to be paid on all second lien U.S. RMBS was $4 million as of December 31, 2018. The $8 million economic benefit in First Quarter 2019 for second lien U.S. RMBS was primarily attributable to improved performance in certain transactions and higher excess spread.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of March 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	7.7% - 25.6%	11.5%	7.2% - 26.8%	12.8%
Final CDR trended down to	2.5%		2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 – 59 Days Delinquent	30		35
60 – 89 Days Delinquent	45		50
90+ Days Delinquent	65		70
Bankruptcy	55		55
Foreclosure	60		65
Real Estate Owned	100		100
Loss severity (1)	98%		98%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $2 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of

29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Other Structured Finance

Other structured finance has an expected recovery of $81 million, which is primarily attributable to insured financial guaranty life insurance transactions for which the Company has mitigated its exposure with the purchase of loss mitigation bonds. The BIG net par in this sector of $12 million primarily consists of consumer receivables and other structured finance transactions. The economic loss development during First Quarter 2019 was $3 million.

Recovery Litigation

In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

RMBS Transactions

On November 26, 2012, CIFG Assurance North America Inc. (CIFGNA) filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC (JP Morgan) for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which includes a claim for material misrepresentation in the inducement of insurance.

5.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes contracts that are accounted for as insurance contracts, derivatives, and as consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 7, Contracts Accounted for as Credit Derivatives for information related to CDS and Note 8, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	First Quarter
	2019	2018
	(in millions)
Scheduled net earned premiums	$24	$19
Accelerations from refundings and terminations	5	21
Accretion of discount on net premiums receivable	1	1
Net earned premiums (1)	$30	$41
___________________

(1)	Excludes $0.2 million and $0.3 million for First Quarter 2019 and 2018, respectively, related to consolidated FG VIEs.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	First Quarter
	2019	2018
	(in millions)
Beginning of year	$199	$172
Gross written premiums on new business, net of commissions on assumed business	6	2
Gross premiums received, net of commissions	(8)	(6)
Adjustments:
Changes in the expected term	(3)	(2)
Accretion of discount, net of commissions on assumed business	(3)	1
Foreign exchange remeasurement	1	1
March 31, (1)	$192	$168
___________________

(1)	Excludes $5 million and $6 million as of March 31, 2019 and March 31, 2018, respectively, related to consolidated FG VIEs.

Approximately 21% and 22% of installment premiums at March 31, 2019 and December 31, 2018, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of March 31, 2019
(in millions)
2019 (April 1 - June 30)	$18
2019 (July 1 - September 30)	5
2019 (October 1 - December 31)	5
2020	21
2021	19
2022	16
2023	13
2024-2028	55
2029-2033	37
2034-2038	18
After 2038	9
Total (1)	$216
___________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $6 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of March 31, 2019
(in millions)
2019 (April 1 - June 30)	$24
2019 (July 1 - September 30)	22
2019 ( October 1 - December 31)	22
Subtotal 2019	68
2020	81
2021	71
2022	62
2023	55
2024-2028	213
2029-2033	136
2034-2038	63
After 2038	28
Net deferred premium revenue (1)	777
Future accretion	23
Total future net earned premiums	$800
____________________

(1)	Excludes net earned premiums on consolidated FG VIEs of $6 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of March 31, 2019	As of December 31, 2018
	(dollars in millions)
Premiums receivable, net of commission payable	$192	$199
Gross deferred premium revenue	365	375
Weighted-average risk-free rate used to discount premiums	2.6%	2.6%
Weighted-average period of premiums receivable (in years)	7.4	7.2

Financial Guaranty Insurance Losses

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.87% with a weighted average of 2.50% as of March 31, 2019 and 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018.

Net Reserve (Salvage)

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$131	$121
Non-U.S. public finance	—	—
Public finance	131	121
Structured finance:
U.S. RMBS (1)	(21)	(17)
Other structured finance	(70)	(79)
Structured finance	(91)	(96)
Subtotal	40	25
Other payable (recoverable)	(2)	(3)
Total	$38	$22
____________________

(1)	Excludes net reserves of $3 million as of both March 31, 2019 and December 31, 2018, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Loss and LAE reserve	$404	$386
Reinsurance recoverable on unpaid losses	(170)	(171)
Loss and LAE reserve, net	234	215
Salvage and subrogation recoverable	(218)	(214)
Salvage and subrogation payable (1)	24	24
Other payable (recoverable) (2)	(2)	(3)
Salvage and subrogation recoverable, net and other recoverable	(196)	(193)
Net reserves (salvage)	$38	$22
___________________

(1)	Represents ceded reinsurance amounts recorded as a component of other liabilities in the condensed consolidated balance sheets.

(2)	Recorded as a component of other assets in the condensed consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2019
(in millions)
Net expected loss to be paid - financial guaranty insurance	$351
Contra-paid, net	52
Salvage and subrogation recoverable, net and other recoverable	196
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(233)
Net expected loss to be expensed (present value) (1)	$366
___________________

(1)	Excludes $4 million as of March 31, 2019, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2019
(in millions)
2019 (April 1 - June 30)	$7
2019 (July 1 - September 30)	6
2019 (October 1 - December 31)	6
Subtotal 2019	19
2020	25
2021	25
2022	26
2023	29
2024-2028	122
2029-2033	79
2034-2038	35
After 2038	6
Net expected loss to be expensed	366
Future accretion	37
Total expected future loss and LAE	$403

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	First Quarter
	2019	2018
	(in millions)
Public finance:
U.S. public finance	$40	$10
Non-U.S. public finance	—	—
Public finance	40	10
Structured finance:
U.S. RMBS (1)	(4)	1
Other structured finance	5	(10)
Structured finance	1	(9)
Loss and LAE	$41	$1
___________________

(1)	Excludes a benefit of $1 million and $1 million for First Quarter 2019 and First Quarter 2018, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of March 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	80	(15)	25	(9)	113	(29)	218	—	218
Remaining weighted-average contract period (in years)	6.3	6.0	18.5	19.4	10.8	11.6	10.9	—	10.9
Outstanding exposure:
Principal	$616	$(142)	$459	$(102)	$2,040	$(332)	$2,539	—	$2,539
Interest	216	(54)	430	(100)	989	(178)	1,303	—	1,303
Total (2)	$832	$(196)	$889	$(202)	$3,029	$(510)	$3,842	$—	$3,842
Expected cash outflows (inflows)	$29	$(2)	$121	$(25)	$1,761	$(297)	$1,587	$(41)	$1,546
Potential recoveries (3)	(234)	28	(56)	12	(1,033)	94	(1,189)	31	(1,158)
Subtotal	(205)	26	65	(13)	728	(203)	398	(10)	388
Discount	45	(6)	(12)	2	(106)	36	(41)	4	(37)
Present value of expected cash flows	$(160)	$20	$53	$(11)	$622	$(167)	$357	$(6)	$351
Deferred premium revenue	$37	$(1)	$24	$(4)	$425	$(11)	$470	$(4)	$466
Reserves (salvage)	$(173)	$20	$34	$(7)	$325	$(159)	$40	$(3)	$37

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	78	(18)	33	(9)	115	(29)	226	—	226
Remaining weighted-average contract period (in years)	7.2	6.7	16.7	19.9	10.4	11.5	11.0	—	11.0
Outstanding exposure:
Principal	$501	$(141)	$619	$(99)	$2,046	$(347)	$2,579	$—	$2,579
Interest	203	(58)	474	(99)	1,001	(185)	1,336	—	1,336
Total (2)	$704	$(199)	$1,093	$(198)	$3,047	$(532)	$3,915	$—	$3,915
Expected cash outflows (inflows)	$15	$(2)	$199	$(21)	$1,674	$(317)	$1,548	$(42)	$1,506
Potential recoveries (3)	(220)	26	(52)	7	(993)	87	(1,145)	32	(1,113)
Subtotal	(205)	24	147	(14)	681	(230)	403	(10)	393
Discount	46	(6)	(44)	4	(109)	61	(48)	3	(45)
Present value of expected cash flows	$(159)	$18	$103	$(10)	$572	$(169)	$355	$(7)	$348
Deferred premium revenue	$28	$(1)	$96	$(4)	$377	$(12)	$484	$(4)	$480
Reserves (salvage)	$(171)	$20	$30	$(6)	$312	$(161)	$24	$(3)	$21
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlement or litigation judgments, excess spread on any underlying collateral and other estimated recoveries.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC's ratings may result in increased claims under financial guaranties issued by AGC if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay. See Note 6, Contracts Accounted for as Insurance, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 27, 2019, filed with the SEC.

6.    Fair Value Measurement

The Company carries a portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2019, no changes were made to the Company’s valuation models that had or are expected to have a material impact on the Company’s condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of March 31, 2019, the Company used models to price 56 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $734 million. All Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

The fair value of committed capital securities (CCS) represents the difference between the present value of remaining expected put option premium payments under the AGC CCS agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 14, Note Payable to Affiliate and Credit Facilities). The change in fair value of the AGC CCS is recorded in other income in the condensed consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which requires fair value measurement with changes recorded in the statement of operations. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2019 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of March 31, 2019	As of December 31, 2018
Based on actual collateral specific spreads	29%	30%
Based on market indices	30%	30%
Provided by the CDS counterparty	41%	40%
Total	100%	100%
 ____________________
(1)    Based on par.

The rates used to discount future expected premium cash flows ranged from 2.34% to 2.64% at March 31, 2019 and 2.47% to 2.89% at December 31, 2018.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 0.2%, and 13%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of March 31, 2019, and December 31, 2018, respectively. The percentage of transactions that price using the minimum premium fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "other income" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "other income." The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third party, on comparable bonds.

The models to price the FG VIEs’ liabilities used, where appropriate, the same inputs used in determining fair value of FG VIEs’ assets and, for those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company's own credit risk.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,732	$—	$1,669	$63
U.S. government and agencies	52	—	52	—
Corporate securities	288	—	288	—
Mortgage-backed securities:
RMBS	102	—	86	16
Commercial mortgage-backed securities (CMBS)	42	—	42	—
Asset-backed securities	715	—	60	655
Total fixed-maturity securities	2,931	—	2,197	734
Short-term investments	111	97	14	—
Other invested assets	2	—	—	2
FG VIEs’ assets, at fair value	98	—	—	98
Other assets (1)	64	—	—	64
Total assets carried at fair value	$3,206	$97	$2,211	$898
Liabilities:
Credit derivative liabilities	$203	$—	$—	$203
FG VIEs’ liabilities with recourse, at fair value	104	—	—	104
FG VIEs’ liabilities without recourse, at fair value	1	—	—	1
Total liabilities carried at fair value	$308	$—	$—	$308

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,710	$—	$1,649	$61
U.S. government and agencies	52	—	52	—
Corporate securities	288	—	288	—
Mortgage-backed securities:
RMBS	105	—	88	17
CMBS	42	—	42	—
Asset-backed securities	710	—	62	648
Total fixed-maturity securities	2,907	—	2,181	726
Short-term investments	126	106	20	—
Other invested assets	2	—	—	2
FG VIEs’ assets, at fair value	101	—	—	101
Other assets (1)	64	—	—	64
Total assets carried at fair value	$3,200	$106	$2,201	$893
Liabilities:
Credit derivative liabilities	$182	$—	$—	$182
FG VIEs’ liabilities with recourse, at fair value	108	—	—	108
FG VIEs’ liabilities without recourse, at fair value	1	—	—	1
Total liabilities carried at fair value	$291	$—	$—	$291
____________________
(1)    Includes credit derivative assets

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2019 and 2018.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2019

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$61		$17		$648		$101		$40		$(156)		$(108)		$(1)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	—	(1)	13	(1)	3	(2)	(4)	(3)	(18)	(5)	(2)	(2)	—	(2)
Other comprehensive income (loss)	1		—		(9)		—		—		—		—		—
Purchases	—		—		6		—		—		—		—		—
Settlements	—		(1)		(3)		(6)		—		1		6		—
Fair value as of March 31, 2019	$63		$16		$655		$98		$36		$(173)		$(104)		$(1)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of March 31, 2019							3	(2)	$(4)	(3)	$(16)	(5)	$(2)	(2)	$—	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of March 31, 2019	$1		$—		$(8)								$—

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2018

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$55		$28		$614		$122		$34		$(186)		$(131)		$(2)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	—	(1)	1	(1)	13	(1)	1	(2)	(1)	(3)	29	(5)	(1)	(2)	—	(2)
Other comprehensive income(loss)	—		(1)		3		—		—		—		—		—
Purchases	4		—		—		—		—		—		—		—
Settlements	—		(7)		(4)		(6)		(1)		(1)		7		—
Fair value as of March 31, 2018	$59		$21		$626		$117		$32		$(158)		$(125)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2018	$—		$—		$3	(8)	$2	(2)	$(1)	(3)	$24	(5)	$(1)	(2)	$—	(2)
____________________

(1)	Included in net realized investment gains (losses) and net investment income.

(2)	Included in other income.

(3)	Recorded in net investment income and other income.

(4)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown gross in the condensed consolidated balance sheet based on net exposure by counterparty.

(5)	Reported in net change in fair value of credit derivatives.

(6)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2019

Financial Instrument Description (1)	Fair Value at March 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$63	Yield	6.1%	-	32.7%	8.9%

RMBS	16	CPR	3.8%	-	15.8%	10.3%
		CDR	1.5%	-	6.8%	4.8%
		Loss severity	40.0%	-	125.0%	84.4%
		Yield	5.0%	-	7.2%	6.6%
Asset-backed securities:
Life insurance transactions	562	Yield	6.0%	-	6.6%	6.3%

Collateralized loan obligations (CLO)/Trust preferred securities (TruPS)	41	Yield	3.3%	-	4.8%	3.7%

Others	52	Yield	10.7%

FG VIEs’ assets, at fair value	98	CPR	3.7%	-	14.7%	11.5%
		CDR	2.0%	-	8.1%	5.0%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	5.3%	-	7.0%	6.2%

Other assets	34	Implied Yield	6.9%
		Term (years)	10 years

Credit derivative liabilities, net	(173)	Year 1 loss estimates	0.0%	-	73.0%	3.1%
		Hedge cost (in basis points (bps))	5.0	-	55.5	16.8
		Bank profit (in bps)	8.3	-	443.9	76.1
		Internal floor (in bps)	8.8	-	10.0	9.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(105)	CPR	3.7%	-	14.7%	11.5%
		CDR	2.0%	-	8.1%	5.0%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	4.5%	-	6.8%	4.8%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$61	Yield	6.2%	-	32.7%	8.9%

RMBS	17	CPR	3.8%	-	19.4%	11.2%
		CDR	1.5%	-	6.9%	4.7%
		Loss severity	40.0%	-	125.0%	84.2%
		Yield	5.8%	-	8.1%	7.5%
Asset-backed securities:
Life insurance transactions	561	Yield	6.5%	-	7.1%	6.8%

CLO/TruPS	34	Yield	3.8%	-	4.7%	4.1%

Others	53	Yield	11.5%

FG VIEs’ assets, at fair value	101	CPR	2.5%	-	16.8%	11.7%
		CDR	2.2%	-	7.7%	5.1%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	6.0%	-	8.4%	7.1%

Other assets	38	Implied Yield	7.2%
		Term (years)	10 years

Credit derivative liabilities, net	(156)	Year 1 loss estimates	0.0%	-	66.0%	2.8%
		Hedge cost (in bps)	5.5	-	82.5	24.5
		Bank profit (in bps)	7.2	-	509.9	86.5
		Internal floor (in bps)	8.8	-	30.0	17.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(109)	CPR	2.5%	-	16.8%	11.7%
		CDR	2.2%	-	7.7%	5.1%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	5.2%	-	7.6%	5.3%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in the yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of March 31, 2019		As of December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Other assets (1)	$27	$27	$24	$24
Financial guaranty insurance contracts (2)	(638)	(1,356)	(649)	(1,340)
Note payable to affiliate	(300)	(310)	(300)	(289)
Other liabilities (1)	(17)	(17)	(2)	(2)
____________________

(1)
The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

7.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivative Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 11.7 years at March 31, 2019 and 11.8 years at December 31, 2018.

Credit Derivatives (1)

	As of March 31, 2019		As of December 31, 2018
Asset Type	Net Par Outstanding	Net Fair Value	Net Par Outstanding	Net Fair Value
	(dollars in millions)
Infrastructure finance	$1,261	$(85)	$1,267	$(63)
Regulated utilities	756	(4)	741	(5)
Pooled infrastructure	702	(22)	687	(17)
TruPS collateralized debt obligations (CDOs)	562	(21)	595	(27)
U.S. RMBS	478	(25)	520	(27)
Other (2)	375	(16)	376	(17)
Total	$4,134	$(173)	$4,186	$(156)
____________________
(1)    Expected recoveries were $6 million as of March 31, 2019 and $2 million as of December 31, 2018.

(2)	This represents numerous transactions across various asset classes, such as international RMBS, consumer receivables, municipal utilities and health care revenue.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of March 31, 2019		As of December 31, 2018
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,016	24.6%	$1,041	24.9%
AA	1,611	39.0	1,628	38.9
A	617	14.9	608	14.5
BBB	760	18.4	776	18.5
BIG (1)	130	3.1	133	3.2
Credit derivative net par outstanding	$4,134	100.0%	$4,186	100.0%
____________________

(1)	BIG relates to U.S. RMBS.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	First Quarter
	2019	2018
	(in millions)
Realized gains on credit derivatives	$1	$1
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(3)	—
Realized gains (losses) and other settlements	(2)	1
Net unrealized gains (losses)	(16)	28
Net change in fair value of credit derivatives	$(18)	$29

During First Quarter 2019, unrealized fair value losses were generated primarily as a result of wider implied net spreads driven by the decreased cost to buy protection in AGC’s name, as the market cost of AGC’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During First Quarter 2018, unrealized fair value gains were generated primarily as a result of the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies related to certain U.S. RMBS exposure, the paydown of CDS par, CDS terminations, and price improvements on the underlying collateral of the Company’s CDS. The unrealized fair value gains were partially offset by unrealized fair value losses related to the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased during the period.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in bps)

	As of March 31, 2019	As of December 31, 2018	As of March 31, 2018	As of December 31, 2017
Five-year CDS spread	74	110	121	163
One-year CDS spread	20	22	25	70

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(287)	$(319)
Plus: Effect of AGC credit spread	114	163
Net fair value of credit derivatives	$(173)	$(156)

The fair value of CDS contracts at March 31, 2019, before considering the implications of AGC’s credit spread, is a direct result of continued wide credit spreads in the fixed income security markets and the low rating of certain credits. Offsetting the benefit attributable to AGC’s credit spread were wide credit spreads in the fixed income security markets. The wide credit spreads in the fixed income security market are due to the lack of liquidity in the TruPS CDO, pooled infrastructure, and infrastructure finance markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $221 million in CDS net par insured by AGC requires AGC to post collateral, subject to a $221 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. The table below summarizes AGC’s CDS collateral posting requirements as of March 31, 2019 and December 31, 2018.

AGC Insured CDS Collateral Posting Requirements

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Gross par of CDS with collateral posting requirement	$221	$250
Maximum posting requirement	221	250
Collateral posted	1	1

8.	Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIE. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control a VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the

Company's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed no longer to have those protective rights, the VIE is deconsolidated.

Consolidated FG VIEs

As of both March 31, 2019 and December 31, 2018, the Company consolidated eight FG VIEs. There were no consolidations or deconsolidations for the periods presented.

The change in the ISCR of the FG VIEs’ assets held as of the end of the reporting period that was recorded in the condensed consolidated statements of operations were gains of $1 million both First Quarter 2019 and First Quarter 2018. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs' assets	$40	$43
FG VIEs' liabilities with recourse	6	8
FG VIEs' liabilities without recourse	1	1
Unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due	12	12
Unpaid principal for FG VIEs’ liabilities with recourse (1)	109	115
____________________

(1)	FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of March 31, 2019		As of December 31, 2018
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$19	$18	$20	$18
U.S. RMBS second lien	27	34	28	36
Manufactured housing	51	52	52	54
Total with recourse	97	104	100	108
Without recourse	1	1	1	1
Total	$98	$105	$101	$109

The effects of consolidating FG VIEs includes (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the AGC FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs

	First Quarter
	2019	2018
	(in millions)
Fair value gains (losses) on FG VIEs (1)	$1	$2
Loss and LAE	(1)	(1)
Effect on income before tax	—	1
Less: tax provision (benefit)	—	—
Effect on net income (loss)	$—	$1

Effect on cash flows from operating activities	$—	$1
____________________

(1)
Recorded as a component of other income on the condensed consolidated statements of operations. See condensed consolidated statements of comprehensive income and Note 15, Shareholder's Equity, for information on changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

The consolidation of FG VIEs had a de minimis effect on OCI during First Quarter 2019 and 2018 and decreased shareholders' equity $8 million as of both March 31, 2019 and December 31, 2018.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. The largest of these VIEs had assets of $88 million and liabilities of $13 million as of March 31, 2019 and assets of $87 million and liabilities of $21 million as of December 31, 2018, primarily recorded in the investment portfolio and credit derivative liabilities on the condensed consolidated balance sheets.

Non-Consolidated VIEs

As described in Note 3, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately four thousand policies monitored as of March 31, 2019, approximately two thousand policies are not within the scope of Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of March 31, 2019 and December 31, 2018, the Company identified 98 and 99 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated eight FG VIEs as of both March 31, 2019 and December 31, 2018. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 3, Outstanding Exposure.

9.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $27 million and $24 million as of March 31, 2019 and December 31, 2018, respectively.

Net Investment Income

	First Quarter
	2019	2018
	(in millions)
Income from fixed-maturity securities managed by third parties	$18	$17
Income from internally managed securities	16	17
Gross investment income	34	34
Investment expenses	—	(1)
Net investment income	$34	$33

The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	First Quarter
	2019	2018
	(in millions)
Gross realized gains on available-for-sale securities	$1	$1
Gross realized losses on available-for-sale securities	—	(1)
Other-than-temporary impairment (OTTI):
Total OTTI	(1)	(1)
Less: portion of OTTI recognized in OCI	—	—
Net OTTI recognized in net income (loss) (1)	(1)	(1)
Net realized investment gains (losses)	$—	$(1)
___________________

(1)	Net OTTI recognized in net income was primarily a result of a decline in expected cash flows on loss mitigation securities in 2019 and intent to sell in 2018.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an OTTI and for which unrealized loss was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	First Quarter
	2019	2018
	(in millions)
Balance, beginning of period	$13	$11
Additions for credit losses on securities for which an OTTI was previously recognized	—	—
Balance, end of period	$13	$11

See Note 10, Investments and Cash, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 27, 2019, filed with the SEC for a discussion of the accounting policy for evaluating investments for OTTI.

Investment Portfolio

As of March 31, 2019 the majority of the investment portfolio is managed by six outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally permit its outside managers to purchase only a small amount of securities rated lower than BBB- by S&P or Baa3 by Moody’s, and then only those securities rated no lower than B by S&P or B2 by Moody’s and subject to certain other specific requirements. Additionally, the managed portfolio must maintain a minimum average rating of A+ by S&P or A1 by Moody's.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) may also include other alternative investments that the Company believes present an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

Investment Portfolio
Carrying Value

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Fixed-maturity securities (1):
Externally managed	$2,207	$2,182
Internally managed	724	725
Short-term investments	111	126
Internally managed:
Equity method investments	240	234
Other invested assets	2	2
Total	$3,284	$3,269
___________________

(1)	21.8% and 22.0% of fixed-maturity securities are rated BIG as of March 31, 2019 and December 31, 2018, respectively.

The Company has a de minimis amount of restricted cash as of March 31, 2019 and December 31, 2018.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2019

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,643	$91	$(2)	$1,732	$28	AA-
U.S. government and agencies	2	51	1	—	52	—	AA+
Corporate securities	10	284	5	(1)	288	—	A
Mortgage-backed securities (4):
RMBS	4	102	2	(2)	102	—	A+
CMBS	1	42	1	(1)	42	—	AAA
Asset-backed securities	21	606	110	(1)	715	66	CCC+
Total fixed-maturity securities	96	2,728	210	(7)	2,931	94	A-
Short-term investments	4	111	—	—	111	—	AAA
Total investment portfolio	100%	$2,839	$210	$(7)	$3,042	$94	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,659	$61	$(10)	$1,710	$27	AA-
U.S. government and agencies	2	51	2	(1)	52	—	AA+
Corporate securities	10	292	1	(5)	288	—	A
Mortgage-backed securities (4):
RMBS	4	105	2	(2)	105	(1)	A+
CMBS	1	43	—	(1)	42	—	AAA
Asset-backed securities	21	593	119	(2)	710	74	CCC+
Total fixed-maturity securities	96	2,743	185	(21)	2,907	100	A-
Short-term investments	4	126	—	—	126	—	AAA
Total investment portfolio	100%	$2,869	$185	$(21)	$3,033	$100	A-
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI). See Note 15, Shareholder's Equity.

(3)
Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 59% of mortgage backed securities as of both March 31, 2019 and December 31, 2018 based on fair value.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$6	$—	$101	$(2)	$107	$(2)
U.S. government and agencies	—	—	17	—	17	—
Corporate securities	14	—	65	(1)	79	(1)
Mortgage-backed securities:
RMBS	1	—	32	(2)	33	(2)
CMBS	1	—	19	(1)	20	(1)
Asset-backed securities	75	(1)	7	—	82	(1)
Total	$97	$(1)	$241	$(6)	$338	$(7)
Number of securities		30		102		132
Number of securities with OTTI		1		11		12

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$99	$(3)	$333	$(7)	$432	$(10)
U.S. government and agencies	—	—	17	(1)	17	(1)
Corporate securities	124	(2)	96	(3)	220	(5)
Mortgage-backed securities:
RMBS	18	—	32	(2)	50	(2)
CMBS	15	—	19	(1)	34	(1)
Asset-backed securities	76	(2)	16	—	92	(2)
Total	$332	$(7)	$513	$(14)	$845	$(21)
Number of securities (1)		123		208		328
Number of securities with OTTI		13		4		17
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2019 and December 31, 2018, ten and three securities, respectively, had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $2 million as of March 31, 2019 and $1 million as of December 31, 2018. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of March 31, 2019 and December 31, 2018 were yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2019 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of March 31, 2019

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$10	$10
Due after one year through five years	242	245
Due after five years through 10 years	638	658
Due after 10 years	1,694	1,874
Mortgage-backed securities:
RMBS	102	102
CMBS	42	42
Total	$2,728	$2,931

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $95 million and $93 million, as of March 31, 2019 and December 31, 2018, respectively. The investment portfolio also contains securities that are held in trust or otherwise restricted for the benefit of affiliates, in accordance with statutory and regulatory requirements, in the amount of $577 million and $572 million, based on fair value as of March 31, 2019 and December 31, 2018, respectively.

10.     Equity Method Investments

Summarized Financial Information of Significant Equity Method Investees

The table below presents summarized financial information of significant equity method investees.

Statement of Operations Data

	First Quarter
	2019	2018
	(in millions)
Total revenues	$24	$23
Net income	15	18

Dividends

In March 2019, MAC received approval from the New York State Department of Financial Services to dividend to MAC Holdings $100 million in 2019, an amount that exceeds the amount available to dividend without such approval in 2019 under applicable law.  MAC expects to distribute a $100 million dividend to MAC Holdings during the second quarter of 2019.

11.	Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (AGUS), its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Provision for Income Taxes

AGC is taxed at the U.S. corporate income tax rate of 21%. The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its credit derivatives and VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2019. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	First Quarter
	2019	2018

Expected tax provision (benefit) at statutory rates	$(3)	$18
Tax-exempt interest	(2)	(2)
Taxes on reinsurance	1	—
Deferred compensation	(1)	—
Total provision (benefit) for income taxes	$(5)	$16
Effective tax rate	32.6%	18.6%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. The effective tax rate in First Quarter 2019 has increase compared to the First Quarter 2018 as a result of a pretax loss in First Quarter 2019 compared to pretax income in First Quarter 2018.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of March 31, 2019	As of December 31, 2018
	(in millions)
Deferred tax assets (liabilities)	$93	$96
Current tax assets (liabilities)	(3)	(3)
____________________

(1)	Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

The Company has $13 million of foreign tax credit (FTC) carryovers from previous acquisitions for use against regular tax in future years. FTCs will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of March 31, 2019, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2015 to present. In December 2016, the IRS issued a Revenue Agent Report, for the 2009 - 2012 audit period, which did not identify any material adjustments that were not already accounted for in prior periods. The 2013 and 2014 tax years closed in 2018.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.1 million for the First Quarter 2019 and $0.3 million for the full year 2018. As of March 31, 2019 and December 31, 2018, the Company has accrued $0.6 million and $0.5 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of March 31, 2019 and December 31, 2018 that would affect the effective tax rate, if recognized, was $4.8 million and $4.7 million, respectively.

12.	Reinsurance

AGC assumes exposure (Assumed Business) from affiliated and non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers), and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company, if required, secures its reinsurance obligations to these Legacy Monoline Insurers, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis. The Company currently secures its reinsurance obligations to Assured Guaranty (Europe) plc by depositing assets in trust with a market value determined by a methodology agreed with the ceding company and accepted by the Prudential Regulation Authority. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company’s facultative and treaty assumed agreements with the Legacy Monoline Insurers are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria;

•	if the Company fails to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of March 31, 2019, if each third party company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amount that AGC could be required to pay to all such companies would be approximately $312 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2019	2018
	(in millions)
Premiums Written:
Direct	$5	$—
Assumed	(3)	1
Ceded (1)	(5)	(1)
Net	$(3)	$—
Premiums Earned:
Direct	$24	$52
Assumed	18	6
Ceded (1)	(12)	(17)
Net	$30	$41
Loss and LAE:
Direct	$37	$2
Assumed	7	6
Ceded (1)	(3)	(7)
Net	$41	$1
____________________
(1)    Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of March 31, 2019		As of December 31, 2018
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium, net of commissions	$(62)	$—	$(62)	$—
Ceded expected loss to be paid	158	—	4	—
Ceded unearned premium reserve	206	3	218	3
Ceded par outstanding (2)	19,025	99	21,168	99
____________________

(1)
There was no collateral posted by third party reinsurers as of March 31, 2019 and December 31, 2018. The total collateral posted by affiliated reinsurers was $296 million and $310 million as of March 31, 2019 and December 31, 2018, respectively.

(2)
Of the total par ceded to unrated or BIG rated reinsurers, none is rated BIG as of either March 31, 2019 nor December 31, 2018. Of the total ceded par to affiliates, $598 million and $610 million is rated BIG as of March 31, 2019 and December 31, 2018, respectively.

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility covers losses occurring either from January 1, 2018 through December 31, 2024, or January 1, 2019 through December 31, 2025, at the option of AGC, AGM and MAC. It terminates on January 1, 2020, unless AGC, AGM and MAC choose to extend it. It covers certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated below-investment grade as of December 31, 2017 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the exposures excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $0.8 billion in the aggregate. The facility covers a portion of the next $400 million of losses, with the reinsurer assuming $180 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $220 million. The reinsurer is required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are each obligated to pay the reinsurer its share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2018 for the term January 1, 2018 through December 31, 2018 and approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2019 for the term January 1, 2019 through December 31, 2019.

13.	Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the Federal District Court for Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. See "Recovery Litigation" section of Note 4, Expected Loss to be Paid, for a description of recovery litigation unrelated to Puerto Rico. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors of the Commonwealth filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues is preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date.

14.	Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration (MIA). AGC has paid all scheduled due and accrued interest on the surplus note since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock, as applicable. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their maximum. The annualized rate on the AGC CCS is one-month LIBOR plus 250 bps.

See Note 6, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

15.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2018	$64	$79	$(4)	$139
Other comprehensive income (loss) before reclassifications	40	(5)	—	35
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	—	—	—	—
Other income (loss)	—	—	—	—
Tax (provision) benefit	—	—	—	—
Total amount reclassified from AOCI, net of tax	—	—	—	—
Net current period other comprehensive income (loss)	40	(5)	—	35
Balance, March 31, 2019	$104	$74	$(4)	$174

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2017	$124	$84	$—	$208
Effect of adoption of ASU 2016-01 (1)	—	—	(5)	(5)
Other comprehensive income (loss) before reclassifications	(41)	2	(1)	(40)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	—	(1)	—	(1)
Other income (loss)	—	—	(1)	(1)
Tax (provision) benefit	—	—	—	—
Total amount reclassified from AOCI, net of tax	—	(1)	(1)	(2)
Net current period other comprehensive income (loss)	(41)	3	—	(38)
Balance, March 31, 2018	$83	$87	$(5)	$165
____________________

(1)
On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in a cumulative-effect reclassification of a $5 million loss, net of tax, from retained earnings to AOCI.

Share Repurchases

During First Quarter 2018, AGC repurchased 4,441 shares from AGUS at $200 million. Pursuant to an amendment to AGC's Charter, the par value of AGC's remaining shares of common stock issued and outstanding was increased in order to maintain AGC's total common stock at or above $15 million as is required under the laws of the various jurisdictions for the Company to be licensed as a financial guaranty insurer.

On May 10, 2019, the MIA approved AGC’s request to repurchase certain of its shares of common stock from AGUS. Pursuant to such MIA approval, AGC expects in second quarter of 2019 to repurchase from AGUS 2,220 shares of its common stock, transferring approximately $100 million in cash to AGUS. Upon such repurchase, the par value of the remaining 493,339 shares of AGC’s authorized common stock, of which 14,173 will remain issued and outstanding, will be increased to $1,058 per share so as to maintain the value of AGC’s common capital stock at $15 million, as is required under the laws of various states for the Company to be licensed as a financial guaranty insurer.

Dividends

In the second quarter of 2019 approximately $24 million is available for distribution as ordinary dividends. See Note 12, Insurance Company Regulatory Requirements, of the the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 12, 2018, filed with the SEC for the year ended December 31, 2018 for a complete discussion of the dividend restrictions applicable to AGC.

16.	Subsequent Events

Subsequent events have been considered through June 7, 2019, the date on which these financial statements were issued.